EXHIBIT 99.1

S&W Seed Company Announces Expiration
of Class A Warrants

Proceeds of $9.8 Million Were Received From Exercise of Class
A Warrants

For Immediate Release
Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - May 2, 2013 - S&W Seed Company (Nasdaq: SANW, SANWZ) today announced that a total of 1,372,541, or 98.0%, of its outstanding Class A warrants (the "Class A Warrants") were exercised prior to their expiration at 5:00 pm Pacific time on April 29, 2013. As a result of the exercise of the Class A Warrants, S&W received gross proceeds of approximately $9.81 million and issued a total of 1,372,541 shares of Common Stock.

On March 12, 2013, S&W announced its notice of redemption of all outstanding Class A Warrants. Each Class A Warrant was exercisable for a single share of S&W's common stock at an exercise price of $7.15. The 27,359 remaining Class A Warrants that were not exercised by the April 29, 2013 deadline will now be redeemed by the company for a price of $0.25 each, for an aggregate redemption cost to S&W of $6,840. There are no remaining Class A Warrants outstanding.

Following the redemption of the Class A Warrants, 11,584,603 shares of S&W's common stock are issued and outstanding.

About S&W Seed Company

Founded in 1980, S&W Seed Company is a global agricultural company, headquartered in the Central Valley of California. The company is the largest producer of non-dormant alfalfa seed varieties in the world, with production operations in the San Joaquin and Imperial Valley's of California, as well as in South Australia. The company has worldwide sales and distribution through both a direct sales force as well as dealer-distributors. The company's proprietary varieties are designed to meet the shifting needs of farmers that require high performance in poor and highly saline soil conditions and have been verified over decades of university-sponsored trials. Additionally, the company is utilizing its research and breeding expertise to develop and produce U.S.-based stevia leaf. Stevia is an all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and other filings made by the Company with the SEC.